Exhibit 99.1

NEWS ANNOUNCEMENT

FOR IMMEDIATE RELEASE

Contact:

Robert Stefanovich

Executive Vice President, Chief Financial Officer

Artemis International Solutions Corporation

949-660-7100 x208

robert.stefanovich@us.aisc.com

Deborah Pettigrew

Artemis International Solutions Corporation

949-660-7100 x202

deborah.pettigrew@us.aisc.com

ARTEMIS ANNOUNCES FIRST QUARTER 2004 FINANCIAL RESULTS

NEWPORT BEACH, Calif., May 12, 2004 – Artemis International Solutions Corporation (OTCBB: AMSI), one of the leading providers of enterprise portfolio and project management software solutions, today reported its financial results for the first quarter ended March 31, 2004.

Artemis reported $13.6 million in total revenue for the first quarter of 2004, compared with $16.2 million for the first quarter of 2003, down by $2.6 million or 15.9%. Earnings before interest, taxes, depreciation and amortization (EBITDA) was $(2.2) million for the quarter ended March 31, 2004, compared with $0.6 million for the prior year quarter. US GAAP reported net loss for the quarter ended March 31, 2004, was $(3.9) million, or $(0.39) per common share, compared to $(0.9) million, or $(0.09) per common share for the comparable 2003 period.

The Company ended the quarter with $5.0 million in cash compared to $2.6 million at December 31, 2003 and $7.4 at March 31, 2003.

During the first quarter of 2004, the Company announced its new president and CEO, Patrick Ternier, and initiated restructuring activities to reduce costs and better align its global infrastructure. As a result, the Company recorded restructuring charges of $1.2 million during the first quarter of 2004.

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“The last two months of the quarter have been focused on restructuring the company for profitability and consistency in execution,” stated Patrick Ternier, the president & CEO of Artemis International. “We are now in a position to benefit from the growth of the portfolio management solutions market. The very positive reception by our initial customers of the recently launched Artemis7 platform, in part a result of very short implementation cycles through our vertical solutions approach, is strengthening our pipeline for both upgrades and new customers looking for a proven and quick return on investment. This is valid throughout the geographies we cover.”

About Artemis International Solutions Corporation

Artemis International Solutions Corporation (OTCBB: AMSI) is one of the world’s leading providers of investment planning and control solutions that help organizations execute strategy through effective portfolio and project management. Artemis has refined 30 years experience into a suite of solutions and packaged consulting services that address the specific needs of both industry and the public sector including, IT management, new product development, program management, fleet and asset management, outage management and detailed project management. With a global network covering 44 countries, Artemis is helping thousands of organizations to improve their business performance through better alignment of strategy, investment planning and project execution. For more information visit www.aisc.com

Forward Looking Statements

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This press release contains or may contain forward-looking statements such as statements regarding the Company’s growth and profitability, growth strategy, liquidity and access to public markets, operating expense reduction and trends in the industry in which the Company operates. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in the Company’s filings with the Securities and Exchange Commission.  The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in risks, uncertainties or assumptions underlying or affecting such statements or for prospective events that may have a retroactive effect.

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ARTEMIS INTERNATIONAL SOLUTIONS CORPORATION.

Consolidated Financial Highlights

(Unaudited)

	Three Months Ended March 31,
	2004	Percent of Total Revenues	2003	Percent of Total Revenues
	(in thousands, except share data)
Statement of Operations Data:

Revenue:
Software	$2,796	21%	$4,610	28%
Support	4,399	32%	4,294	27%
Services	6,421	47%	7,291	45%
	13,616	100%	16,195	100%
Cost of revenue:
Software	91	1%	260	2%
Support	1,478	11%	1,343	8%
Services	4,736	35%	5,624	35%
	6,305	46%	7,227	45%

Gross margin	7,311	54%	8,968	55%

Operating expenses:
Selling and marketing	3,844	28%	3,963	25%
Research and development	2,067	15%	2,142	13%
General and administrative	2,677	20%	2,669	16%
Amortization expense	1,029	8%	1,029	6%
Restructuring Costs	1,247	9%	—	0%
	10,864	80%	9,803	60%

Operating loss	(3,553)	-26%	(835)	-5%

Net interest expense	91	1%	26	0%
Other non-operating (income), net	(52)	-1%	(57)	0%
	39	0%	(31)	0%

Loss before income taxes	(3,592)	-26%	(804)	-5%

Income tax expense	300	3%	104	1%

Net (loss)	$(3,892)	-29%	$(908)	-6%

Basic and diluted loss per common share	$(0.39)		$(0.09)

Weighted average common shares used in computing basic and diluted loss per common share	9,965		9,965

Reconciliation of Net loss to EBITDA:
Net (loss)	$(3,892)		$(908)
Depreciation and Amortization	1,268		1,345
Interest, net	91		26
Income tax	300		104
EBITDA (1)	$(2,233)		$567

Net cash provided by (used in) operating activities	$(930)		$1,387

(1)          Represents net (loss) before depreciation and amortization, interest income and expense and income tax expense/benefit.EBITDA is not indicative of cash provided by or used in operating activities and may differ from comparable information provided by other companies. EBITDA should not be considered in isolation, as an alternative to, or more meaningful than measures of financial performance determined in accordance with accounting principles generally accepted in the United States. EBITDA is commonly used in the industry and is presented because Artemis believes it provides relevant and useful information to investors. Investors would use such a measure to analyze and compare companies on the basis of current period operating performance. Artemis utilizes and has disclosed EBITDA to provide additional information with respect to its ability to meet future capital expenditures and working capital requirements, to incur indebtedness if necessary, and to fund continued growth.